EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
El Paso Electric Company:

We consent to incorporation by reference in the registration statements (Nos. 333–17971 and 333-82129) on Form S-8 of El Paso Electric Company of our report dated March 11, 2002, relating to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for the years ended December 31, 2001, 2000 and 1999, which report appears in the December 31, 2001 annual report on Form 10-K of El Paso Electric Company.

KP	MG LLP

El Paso, Texas
March 25, 2002

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